Exhibit 10.1

March 4, 2022

Flavia Pease
[***]

Subject: Employment Offer Letter

Dear Flavia,

Charles River Laboratories, Inc. (“Charles River”) is pleased to offer you the position of Executive Vice President, Chief Financial Officer, beginning on a mutually agreed upon date in 2022. In this role, you will report directly to me, and will work remotely from your home in [***].

This full-time position offers a bi-weekly base salary of $23,076.93 (which is equivalent to $600,000 on an annualized basis), subject to applicable deductions, withholdings and benefit elections. Beginning in 2023, you will be eligible for future salary increases based on your performance and the Charles River annual salary program design.

Your regular compensation package includes eligibility to participate in the 2022 Charles River bonus program (currently known as the Executive Incentive Compensation Program). Your targeted bonus under this program will equate to 70% of your gross annual base salary and for 2022, will be pro-rated based on your date of hire. Your actual payout will vary depending on performance against your respective bonus metrics, which are subject to approval by the Charles River Board of Directors. Please note, bonus plan design and eligibility are subject to annual approval and/or modification by the Company.

Your regular compensation package also includes eligibility for annual equity (stock) awards beginning with the first annual grant cycle following your start date, which is currently scheduled for May 27, 2022. For 2022, you will be receiving $2,000,000 of equity. This equity award will be comprised of three parts: (i) 60% Performance Share Units; (ii) 20% options to purchase Charles River Common Stock; and (iii) 20% shares of Restricted Stock. The Performance Share Units are measured against pre-defined goals over a three (3) year performance period, beginning in the year that the date is granted (e.g., A grant given on May 2022, would have a performance period of 2022 – 2024). PSUs vest and are awarded within sixty (60) days after the performance period ends. The stock options and restricted shares will vest in one-quarter increments over four years and are subject to the terms and conditions of the Charles River Incentive Plan. The number of shares/units you receive, and the exercise price of the stock options will be based on the closing price of Charles River stock on the date of the grants. You will receive related agreement documents and Incentive Plan Prospectus, within thirty (30) days of your start date.

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • www.criver.com

Beginning in 2023, you will be eligible to receive an annual equity award in a manner consistent with grants made by the Charles River Board of Directors to other key employees at similar position levels. The standard terms and vesting of future grants will be the same as those underlying grants made to similarly situated executives of the Company. Equity grant design and eligibility is subject to annual review and approval by the Company.

In addition to your regular compensation package, we are offering you the following additional compensation as incentive to join Charles River:
•New Hire Equity Award: You will be granted a one-time equity award with a grant value of $1,700,000 on the first business day of the month following the month in which you commence your employment with Charles River. This equity award will be comprised of two parts: (i) 25% of the value will be delivered in the form of options to purchase Charles River Common stock (commonly called “stock options”); and (ii) 75% of the value will be delivered in the form of Restricted Stock Units. These stock options and restricted stock units will vest fifty percent (50%) at two years from the date of grant and fifty percent (50%) at 3 years, and are subject to the terms and conditions of the Charles River Incentive Plan. The exercise price of the stock options will be the closing price of Charles River stock on the date of the grant. You will receive a letter confirming this grant and the terms thereof within forty-five (45) days of your start date, along with related agreement documents and a copy of the Incentive Plan Prospectus.

•New Hire Cash Award: You will be also receive a one-time signing bonus in the gross amount of $800,000, subject to applicable tax withholding. The initial $200,000 will be paid to you within thirty (30) days of your start date. The remaining $600,000 will be paid to you after 12 months of employment with the company. Should you leave the Company voluntarily or involuntarily for cause prior to the first anniversary of your start date, you will be required to repay the initial bonus payment in full. If you leave the Company voluntarily or involuntarily for cause prior to the second anniversary of your start date, you will be required to repay the second bonus payment in full. If applicable, you authorize the Company to recover such bonus amounts through payroll deductions, if permitted by state law.

Charles River offers a very competitive benefits program, which significantly adds to your overall direct compensation. Our current general benefits program includes numerous Company-provided and elective benefits, including: medical, dental and vision insurance; life and accidental death and dismemberment insurance; short-term and long-term disability coverage; health and/or dependent care Flexible Spending Accounts; and a 401(k) retirement savings plan with a company match. Please note that our 401(k) plan has an automatic enrollment feature. Unless you elect otherwise, you will automatically be enrolled at 3% of your base pay with a matching Company contribution of 3%. As an officer of the company, you are eligible for supplemental benefits in addition to, or superseding some of the employee general benefits. Summaries of Supplemental EVP Benefits and General Employee Benefits, which contain benefit highlights, eligibility requirements, and employee contribution amounts, are enclosed for your reference.

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • www.criver.com

This employment offer is contingent upon Approval of the Charles River Board of Directors and your successful completion of the following: verification of your education and professional certifications; reference check; criminal background investigation; substance abuse screening; execution of the enclosed Agreement(s); and receipt by the Company of this signed and dated letter.

Charles River is extending you this offer based on your general skills and abilities and not your possession of any proprietary information belonging to your current or former employers. Should you decide to accept this offer, Charles River requests that you do not disclose any such proprietary information. You represent to Charles River that you are not bound by any contractual obligations (e.g., non-compete agreement) to your current or previous employer that would prevent you from performing your expected job duties at Charles River. You further represent that you are not currently debarred by the Food and Drug Administration (“FDA”), that you have not been debarred in the past by the FDA, and that you are not currently under consideration for debarment by the FDA.

This letter does not constitute an employment contract and you understand that employment at Charles River is at-will. You are not being offered employment for a definitive period of time and either you or the Company may end the employment relationship at any time and for any reason without prior notice. All Charles River policies, compensation and benefits may be amended at the Company’s discretion at any time. You are not relying upon any verbal or written representations other than what is contained in this offer.

If you are in agreement with the terms of employment set forth in this letter, you may accept this offer of employment by signing and dating this letter and the enclosed Non-Disclosure, Non-Solicitation and Non- Competition Agreement, and returning them to me on or before March 9th.

We hope you find your role with Charles River to be rewarding and that becoming part of the global Charles River organization enhances your opportunities for professional growth. We look forward to working with you toward the company’s continued success.
Please feel free to reach out to me if you have any questions.

Best regards,

James C. Foster
Chairman, President and CEO Charles River Laboratories

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • www.criver.com

Attachments:
2022 Employee Benefits Summary
EVP Supplemental Benefits Summary
Non-Disclosure, Non-Solicitation and Non-Competition Agreement
Change in Control Agreement

AGREED TO AND ACCEPTED:

/s/ Flavia Pease
Flavia Pease

March 7, 2022
Date

251 Ballardvale Street, Wilmington, Massachusetts 01887 • 781.222.6000 • www.criver.com